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                                                                   EXHIBIT 10.46

                          POPEYES CHICKEN AND BISCUITS
                                 2005 BONUS PLAN
                              TERMS AND CONDITIONS
                               EFFECTIVE 12/27/04


INTRODUCTION

Popeyes Chicken and Biscuits (PCB) compensation practice is to provide bonus compensation opportunities to specifically selected positions. Bonus opportunities are paid based on the successful achievement of financial and/or business plan metrics as outlined in the attachment. This bonus plan is designed to ensure participants focus on the strategic financial and business plan metrics of PCB.

GENERAL TERMS AND CONDITIONS

A.    EFFECTIVE DATES, AMENDMENTS, RESERVATIONS

      The 2005 Bonus Plan is effective December 27, 2004 (the "Effective Date") and will continue for the Plan Year 2005. As of the Effective Date, all other bonus compensation plans, either written or oral become void, except for provisions of such plans related to earned but unpaid or deferred bonus compensation payments under a prior year's plan. While every effort is made by PCB to reward performance through this plan, PCB reserves the right at any time, to modify, revoke, suspend, terminate or change any or all of the provisions of the Plan, including disqualifying an employee from participation, at any time and from time to time, due to business or economic considerations. PCB will provide Participants with notice of any such action as soon as possible after such action has been taken.

B.    DEFINITIONS

      1.    "Business Quarter" or "Quarter" shall be as follows:

            First Quarter Period 1 through 4;
            Second Quarter Period 5 through 7;
            Third Quarter Period 8 through 10, and;
            Fourth Quarter Period 11 through 13.

      2. "Semi-Annual" is defined as twice a year. The first half-year is made up of the First Quarter and the Second Quarter. The second half-year is made up of the Third Quarter and the Fourth Quarter.


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      3.    "Eligible Employee" means an employee of the Company who was an employee of the Company for at least one full period within a Semi-Annual period. Individuals not eligible for the plan include:
            a. any employee who is classified as a unit-level, multi-unit level, or regional director of operations employee;
            b. a "leased employee" within the meaning of Section 414(n)(2) of the Internal Revenue Code of 1986, as amended;
            c. any individual classified by the Company as a leased employee or any independent contractor; or
            d. any employee who is currently on a written performance improvement plan, or for the second semi-annual ("year-end") payment is rated a 1.5 or less on the employee's performance review.

      4. "Bonus Compensation" means any bonus, bonus or other remuneration under this Bonus Plan.

      5. "Participating Company" or "Company" means PCB and any other PCB company or affiliate designated as a Participating Company by the Administrative Committee.

      6.    "Participant" means an Eligible Employee.

      7. "Semi-Annual Bonus Payment" means bonus compensation, which if earned, is paid, as soon as practical, after the end of the Second Quarter and the Fourth Quarter.

      8.    "Plan Year" is defined as PCB's 2005 fiscal year.

C.    TRANSFERS/PROMOTIONS/DEMOTIONS

      A Participant who is promoted or demoted during the Plan Year, for purposes of the Plan, will have any payment (if earned) pro-rated based on the number of periods worked in each position. Partial periods worked will be credited to the "higher" bonus plan opportunity of the two possible bonus plans, if one of the two possible bonus metric payments is higher than the other. Nothing in the foregoing is intended to allow for persons hired in the middle of a period to receive partial payment for the period.

D.    DECEASED EMPLOYEE

      Bonus Compensation earned by a deceased employee before such employee's death will be paid to the deceased employee's estate on the payment date.

E.    ADMINISTRATION


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      A Corporate Compensation Committee consisting of the following persons administers this Plan:

            (i)   Chief Executive Officer
            (ii)  Senior Vice President, General Counsel of AFC
            (iii) Chief People Services Officer

      From time to time, persons may be added to or deleted from the Compensation Committee by the Committee as deemed appropriate. The specific duties of this Committee are to:

            (i) develop and enforce the policies and procedures necessary to administer the Plan;
            (ii) interpret the Plan and make decisions concerning any and all issues arising from the Plan; and
            (iii) ensure the administration of the Plan is equitable, fair and consistent.

F.    BONUS COMPENSATION PAYMENTS

      Any Bonus Compensation Payments, when earned, will be made to Participants as provided in each Participant's 2005 Bonus Plan, as soon as practical after the end of the second and fourth Quarters or otherwise specified. Participants whose employment with a company is terminated for any reason other than death before payment of earned Bonus Compensation shall not receive such payment, where allowable under state law. No bonus payments will be paid to any employee until specific financial metrics have been met, reviewed and approved. (See attached document for metric details). PCB will apply applicable withholdings from bonus plan payments.

G.    TAX WITHHOLDING

      All bonus payments made under this Plan will be taxed appropriately.

H.    EMPLOYMENT

      The language used in the Plan is not intended to create, nor is it to be construed to constitute, a contract of employment between PCB and any Participant. All Participants under the Plan will remain at-will employees unless specifically designated otherwise in writing. PCB retains all of its rights to discipline or discharge Participants who participate in the Plan. Employees who participate in the Plan retain the right to terminate employment at any time and for any reason, and PCB retains a reciprocal right.

I.    ELIGIBILITY


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      In order to participate in the Plan, an Employee must be an Eligible
      Employee (as defined in section B.3).

J.    LEAVE OR PRORATION

      Participant's earned Bonus Compensation will be pro-rated under the Plan, if any of the following conditions exist during the Plan Year and if permitted by applicable law:

            (i)   Leaves of Absence;
            (ii)  Short Term Disability or Long Term Disability; or
            (iii) Worker's Compensation.

K.    DISPUTES

      Any dispute regarding Bonus Compensation under the Plan shall be submitted by the Participant in writing to the Compensation Committee, attention:
      PCB's Chief People Services Officer, within sixty (60) days after the end of each semi-annual payout; otherwise, the payment made or decision that no payment is due, will be deemed to be correct, final and binding upon the Participant. All decisions by the Compensation Committee shall be binding and conclusive upon PCB and the Participant and not subject to appeal. The Participant must notify the immediate Supervisor of such disputes.


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